SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               -------------------

                               R-TEC HOLDING, INC.
             (Exact name of registrant as specified in its charter)

                IDAHO                                      82-0515707
   (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                     Identification No.)


 1471 E. COMMERCIAL AVE., BOISE, IDAHO                       83642
(Address of Principal Executive Office)                    (Zip Code)

                   R-TEC HOLDING, INC., 2000 STOCK OPTION PLAN
                            (Full title of the plan)

                               -------------------

                               DOUGLAS G. HASTINGS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               R-TEC HOLDING, INC.
                             1471 E. COMMERCIAL AVE.
                              MERIDIAN, IDAHO 83642
                     (Name and address of agent for service)

                                 (208) 887-0953
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:

                           ROBERT C. MONTGOMERY, ESQ.
                          SECRETARY AND GENERAL COUNSEL
                               R-TEC HOLDING, INC.
                          355 W. MYRTLE ST., SUITE 102
                               BOISE, IDAHO 83702
                                 (208) 322-8865

     If any of the securities being registered on this Form are to be offered on delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                     PROPOSED              PROPOSED
   TITLE OF                  AMOUNT                  MAXIMUM               MAXIMUM            AMOUNT OF
  SECURITIES                 TO BE               OFFERING PRICE           AGGREGATE         REGISTRATION
TO BE REGISTERED         REGISTERED(1)             PER UNIT(2)        OFFERING PRICE(2)          FEE
------------------------------------------------------------------------------------------------------------
Common Stock,              2,000,000                  $1.00               $2,000,000           $500.00
Non par value,
Reserved under
R-Tec Holding, Inc.,
2000 Stock Option Plan
------------------------------------------------------------------------------------------------------------

(1) The shares of Common Stock being registered are reserved for issuance in connection with the R-Tec Holding, Inc., 2000 Stock Option Plan. The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee. The offering price is set at $1.00 per share.

================================================================================

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Registrant, R-Tec Holding, Inc., an Idaho corporation, are incorporated by reference in this Registration Statement.

     (a) The Registrant's Annual Report on Form 10-KSB filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the year ended December 31, 2000.

     (b) The Registrant's Current Reports on Form 8-K filed on July 18, 2001 and August 1, 2001, and Form 8K/A filed September 17, 2001.

     (c) The Registrant's Quarterly Reports on Form 10-QSB filed pursuant to
Section 13 or 15(d) of the Exchange Act on May 15, 2001, and August 13, 2001.

     (d) The description of the Common Stock contained in the Registrant's Registration Statement on Form 10SB12G/A dated October 2, 2000, filed pursuant to Section 12(g) of the Securities and Exchange Act of 1934.

     (e) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     This Registration Statement and the opinion of counsel attached as Exhibit
5.1 was prepared by Robert C. Montgomery, who is general counsel and corporate secretary for the Registrant. Mr. Montgomery owns both common and preferred shares of the Registrant and has options to purchase additional shares.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is an Idaho corporation. The Registrant's Articles of Incorporation provide that, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for any action taken, or failure to take any action, as a director except liability for: a) the amount of financial benefit received by a director to which he is not entitled; b) an intentional infliction of harm on the Registrant or the shareholders; c) a violation of ss.30-1-83 of the Idaho Code, or; d) an intentional violation of the criminal law. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Idaho law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Idaho law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     In addition, the Registrant's Bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Idaho law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Registrant to advance litigation expenses for legal actions against the indemnified party. The Registrant's Bylaws permit, and its Board of Directors has authorized, the purchase of liability insurance for the Registrant's officers and directors.

     The Registrant has entered into separate indemnification agreements with its directors and officers. These agreements require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the director or officer believed to be opposed to the best interests of the Registrant), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified (subject to certain conditions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. The Registrant believes that its Articles of Incorporation, Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     4.1      R-Tec Holding 2000 Stock Option Plan.

     5.1      Opinion of Robert C. Montgomery, re legality of the Common Stock.

     23.1     Consent of Robert C. Montgomery, (included in Exhibit 5.1).

     23.2     Independent Auditors' Consent of Balukoff, Lindstrom & Co., P.A.

     24.1     Powers of Attorney (included on signature page).

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement {or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, R-Tec Holding, Inc., a corporation organized and existing under the laws of the State of Idaho, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Meridian, State of Idaho, on September 27, 2001.


                                   R-TEC HOLDING, INC.


                                   By:  /s/  Douglas G. Hastings
                                        -----------------------------------
                                        Douglas G. Hastings,
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of R-Tec Holding, Inc., hereby severally constitute and appoint Douglas G. Hastings and Rulon L. Tolman, each acting alone as an attorney-in-fact with the full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                       Title                      Date
        ---------                       -----                      ----

PRINCIPAL EXECUTIVE OFFICER:

/s/  Douglas G. Hastings           President and CEO        September 27, 2001
----------------------------
     Douglas G. Hastings

PRINCIPAL FINANCIAL OFFICER:

/s/  Michael T. Montgomery         CFO and Corporate        September 27, 2001
----------------------------       Treasurer
     Michael T. Montgomery


OTHER DIRECTORS:

/s/  Gary A. Clayton               Director                 September 27, 2001
----------------------------
     Gary A. Clayton

/s/  Rulon L. Tolman               Director                 September 27, 2001
----------------------------
     Rulon L. Tolman


/s/  David R. Stewart              Director                 September 27, 2001
----------------------------
     David R. Stewart


/s/  Bill Browand                  Director                 September 27, 2001
----------------------------
     Bill Browand

                                INDEX OF EXHIBITS



 4.1   R-Tec Holding,Inc., 2000 Stock Option Plan.

 5.1   Opinion of Robert C. Montgomery, Chtd., re legality of the Common Stock.

23.1   Consent of Robert C. Montgomery, Chtd., (included in Exhibit 5.1).

23.2   Independent Auditors' Consent of Balukoff, Lindstrom & Co., P.A.

24.1   Powers of Attorney (included on signature page).